                                                                   EXHIBIT 10.18

                              EMPLOYMENT AGREEMENT


      This Employment Agreement ("Agreement") is entered into this June 15, 1999, by and between Scott Mason (the "Executive") and APACHE MEDICAL SYSTEMS, INC., a Delaware corporation (the "Company").

      WHEREAS, the Company considers Executive to be a valued employee with significant expertise; and

      WHEREAS, the Company wishes to retain the continued employment and maintain existing non-competition, and non-solicitation and severance pay provisions applicable to Executive in consideration for Executive's agreement to the terms and conditions set forth herein; and

      WHEREAS, Executive desires to continue to be an employee of the Company on the terms and conditions set forth herein;

      NOW, THEREFORE, in consideration of the promises and mutual agreements made herein, and intending to be legally bound hereby, the Company and Executive agree as follows:

      1. Employment Term. The Company will continue to employ Executive for a term commencing on June 15, 1999 and ending on January 31, 2000 ("Employment Term"). The Employment Term shall be automatically extended for additional one-year terms, unless Executive or the Company provides ninety (90) days' advance written notice to the other of its intention not to renew.

      2. Employment Duties. Executive will continue to serve as an Executive Vice President of the Company reporting directly to the Chief Executive Officer and responsible for compliance with policies and practices of the Company and keeping within same for the day to day management of National Health Advisors and shall perform such other duties as may be assigned from time to time by the Company. Executive shall, on a full-time basis, serve the Company faithfully, diligently and competently and to the best of his ability and in accordance with this Agreement and applicable law.

      3. (a) Compensation. In exchange for Executive's services under this Agreement, the Company shall pay Executive as salary $180,250 per annum. Salary shall be payable in twenty-four (24) equal bi-monthly installments and otherwise in accordance with the Company's ordinary pay practices. Any payments made to Executive pursuant to this Section 3 shall be treated as wages for withholding and employment tax purposes.

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            (b) Performance Bonus. Executive shall be eligible to receive during the Employment Term an annual performance bonus based on the attainment by APACHE of annual performance goals referenced in Attachment 1.

                  The amount of actual payment, if any, shall be based on a sliding scale and proportional to the level of the performance goals as determined by the Chief Executive Officer and the Compensation Committee. The actual bonus will be below, at, or above the target bonus based upon actual performance achieved by year end as measured against original target performance.

                  The target bonus shall be up to $125,000.

      4. Benefits.

            (a) Executive shall be entitled during the Employment Term to participate in such employee benefit plans and programs as are offered from time to employees of the Company to the extent that his position, tenure, compensation, age, health and other qualifications make him eligible to participate. The Company does not promise the adoption or continuance of any particular plan or program during the Employment Term, and Executive's (and his dependents') participation in any such plan or program shall be subject to the provisions, rules, regulations and laws applicable thereto.

            (b) Executive shall be entitled to 4 weeks paid vacation in accordance with the general terms of the Company's vacation policy generally applicable to Executive Staff.

      5. Stock Options. Executive will be eligible for regular annual review and award of stock options on the same basis as other executive management level staff and according to the terms of the Company's Employee Stock Option Plan and the Company's Incentive Stock Option Agreement.

      6. Other.

            (a) Reimbursement of Expenses. Executive shall be entitled to reimbursement for ordinary, necessary and reasonable out-of-pocket business expenses which he incurs in connection with performing his duties hereunder. The reimbursement of all such expenses shall be made upon presentation of satisfactory evidence of the amounts and nature of such expenses and shall be subject to the Company's current policies regarding business expenses and to the approval of the Company's Chief Executive Officer.

            (b) Except as specifically provided herein, Executive shall be entitled during the Employment Term to participate on the same basis as all other employees of APACHE in standard employee benefit programs (e.g., disability benefits, life insurance or medical insurance) maintained by the Company from time to time, subject to the


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eligibility and participation rules in effect from time to time for such programs, provided that the Company will not materially reduce the value in the aggregate of such benefits to Executive.

            (c) Executive agrees and acknowledges that APACHE shall have no obligation to maintain or continue any of the employee benefit programs (the "Prior Programs") that were maintained at NHA prior to the effective date of the Merger Agreement, including any qualified or nonqualified retirement programs, and that any changes to or terminations of the Prior Programs shall be made in the sole discretion of APACHE.

      7. Non-Competition, Non-Solicitation. Executive agrees that throughout the duration of his employment with the Company and for two years thereafter, regardless of the reason for his termination, he shall not, either directly or indirectly: (a) solicit or attempt to secure the Company's existing clients or customers at the time of Executive's termination, and (b) the Executive shall not directly or indirectly hire or cause to be hired or contract with or solicit or recommend for employment any employee of the Company. (c) Executive continues to be bound by the "Proprietary Information, Inventions, Non--Competition and Non-Solicitation Agreement" (Attachment 2).

      8. Termination.

            (a) For Cause. Notwithstanding any other provision of this Agreement, Executive's employment with the Company and this Agreement may be terminated by the Company at any time and without notice for cause. For purposes of this Agreement, "cause" shall include but not be limited to: (i) a material breach of Executive's duties hereunder; (ii) intentional or grossly negligent misconduct by Executive in connection with a failure by Executive in the performance of his duties hereunder; (iii) conviction of Executive of a felony or violation of any law involving moral turpitude, dishonesty, disloyalty or fraud; (iv) willful disregard by Executive of instructions of the CEO or the Board; or (v) performance of any similar action that the CEO and the Compensation Committee of the Board of Directors, in their sole discretion, may deem to be sufficiently injurious to the interests of the Corporation so as to constitute substantial cause for termination. In the event of termination under this Section 8(a), the Company's obligations under this Agreement shall cease and, except as required by applicable law, Executive shall forfeit all rights to receive any other compensation or benefits under this Agreement, except that he shall be entitled to his Salary for services performed through the date of such termination and any stock options vested as of his termination date. Termination of Executive pursuant to this Section 8(a) shall not relieve him of his obligations under Sections 7 and 8(e).

            (b) Without Cause. Notwithstanding any other provision of this Agreement, Executive's employment with the Company and this Agreement may be terminated by the Company for any reason or for no reason, provided that in the event of such termination, Executive shall be entitled to all stock options vested as of his termination date which options may be exercised according to the terms of the


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Company's Employee Stock Option Plan and the Company's Incentive Stock Option
Plan and continuation of his salary and Company-provided health insurance benefits for twelve (12) months. If the Company notifies Executive of its intention not to renew this Agreement as provided in Section 1, Executive shall be deemed to be terminated by the Company as of the last day of the Employment Term and Executive shall be entitled to salary, benefits and exercise of vested stock options as per the terms of the Employee Stock Option Agreement. Termination of Executive pursuant to this Section 8(b) shall not relieve him of his obligations under Section 7 and 8(e).

            (c) Material Change in Responsibility. During the term of this Agreement, Executive may terminate his employment with the Company and this Agreement upon ninety (90) days' advance written notice in the event of any "material change in responsibility." For purposes of this Agreement, a "material change in responsibility" shall mean a material change in his duties or authority. Should Executive provide written notice to the Company pursuant to this Section, the Company may cure the "material change in responsibility" during the 90-day notice period which cure may not be unreasonably rejected by Executive. Notice of termination under this Section 8(c) shall be valid only if received by the Company within 120 days after the "material change in responsibility" occurred. In the event of termination under this Section 8(c), Executive shall be entitled to all vested stock options, which may be exercised according to the terms of the Company's Employee Stock Option Plan and the Company's Incentive Stock Option Plan, and continuation of his salary and Company-provided health insurance benefits for twelve (12) months.

            (d) Termination By Executive. Executive may terminate his employment and this Agreement at any time prior to the expiration of the Employment Term for any reason upon 90-days' advance written notice to the Company. In such event, Executive shall continue to receive regular payments of the Base Annual Salary only through the effective date of Executive's termination. The Company reserves the right to substitute pay in lieu of any part or all of such 90-day notice period.

            (e) Incorporation By Reference. Executive agrees and acknowledges that he continues to be bound by the terms of the Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement previously signed by Executive and attached and incorporated by reference in the Merger Agreement as Attachment 2 ("the Proprietary Information Agreement"). Termination of Executive pursuant to this Section 8(c) shall not relieve Executive of his obligations under Sections 7 and 8(e).

      9. Termination Due to Change in Control.

            (a) Defined. For purposes of this Agreement, a "change in control" is: (1) the purchase or other acquisition by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of thirty percent (30%) or more of either the outstanding shares of common stock or the combined voting power of the Company's


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then outstanding voting securities entitled to vote generally; (2) the approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which persons who were stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than thirty percent (30%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Company's then outstanding securities; (3) a liquidation or dissolution of the Company; or (4) the sale of all or substantially all of the Company's assets.

            (b) In the event that a change in control results in either an involuntary termination of Executive through elimination of his position or a voluntary termination as a result of a material change in responsibility pursuant to Section 8(c) or transfer of Executive to a location outside of a 50-mile radius of his permanent residence, Executive shall be entitled to all vested stock options, which may be exercised during the Severance Period as defined in this Agreement, and continuation of his salary and Company-provided health insurance benefits for twelve (12) months.

            (c) A "change in control" will not effect or diminish Executive's rights and obligations under any provision of this Agreement, including, without limitation, Sections 8, 9, 10, 11, and 12. Termination pursuant to this Section 9 shall not relieve Executive of his obligations under Sections 7 and 8(e).

      10. Disability. If, prior to expiration or termination of the Employment Term, Executive becomes unable to perform his duties by reason of death or permanent disability, the Company shall have the right to immediately terminate this Agreement by giving written notice to Executive to that effect. For purposes of this Agreement, the term "Permanent Disability" shall mean the inability of Executive to perform his essential job duties for a period in excess of four (4) months during any twelve (12) month period.

      11. Notices.

            (a) All notices hereunder shall be in writing and shall be deemed given when delivered in person or when telecopied with hard copy to follow, or three business days after being deposited in the United States mail, postage prepaid, registered or certified mail, or two business days after delivery to a nationally recognized express courier, expenses prepaid, addressed as follows:

            If to Executive:

            ----------------
            ----------------
            ----------------


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            If to the Company:
            ------------------

            Chief Executive Officer
            APACHE Medical Systems, Inc.
            1650 Tysons Boulevard #300
            McLean, VA 22102-3915
            Telecopy:  (703) 749-7963

and/or at such other addresses as may be designated by notice given in accordance with the provisions hereof.

      12. Confidentiality. In the course of performing duties under this Agreement, Executive may have access to "Confidential Information," including but not limited to contracts, contract proposals, proprietary information, trade secrets, inventions, procedures, processes, financial information, business records, business plans, and other information of a confidential and proprietary nature owned by the Company. Executive acknowledges that protection of this Confidential Information is of critical importance to the Company. To ensure that such Confidential Information is not disclosed or divulged to other persons, Executive agrees as follows:

            (a) that said Confidential Information is the property of the Company and is to be held by Executive in trust and solely for the benefit of the Company;

            (b) that Executive shall not disclose or otherwise make available such Confidential Information to any person or entity without the prior written consent of the Company, except as necessary for the performance of Executive's services under this Agreement;

            (c) that Executive shall not in any way utilize such Confidential Information for the gain or advantage of Executive or others or to the detriment of the Company; and

            (d) that upon termination of this Agreement, Executive shall promptly return any and all such Confidential Information to the Company and shall continue to abide by the confidentiality provisions of this Section Twelve
(12).

      13. Assignment of Agreement. This Agreement shall be binding upon and inure to the benefit of both parties and their respective heirs, successors and permitted assigns. No party shall assign this Agreement or its rights hereunder without the prior written consent of the other party; provided, however, that the Company shall assign this Agreement to any person or entity acquiring all or substantially all of the business of the Company (whether by sale of stock, sale of assets, merger, consolidation or otherwise).

      14. Entire Agreement/Modification of Agreement. This Agreement contains all of the agreements between the parties with respect to the subject matter hereof, and


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this Agreement supersedes all other agreements, oral or written, between the parties with respect to the subject matter hereof. No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by both parties. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the waiving party. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, unless so provided in the waiver.

      15. Severability. If any provisions of this Agreement or portions thereof shall, for any reason, be considered invalid or unenforceable by any court of competent jurisdiction, such provisions or portions thereof shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions of this Agreement or portions thereof shall nevertheless be valid, enforceable and of full force and effect. The Company's rights under this Agreement shall not be exclusive and shall be in addition to all other rights and remedies available at law or in equity.

      16. Headings. The section headings or titles herein are for convenience of reference only, shall not be deemed a part of this Agreement, and shall not in any way affect the meaning or interpretation of this Agreement.

      17. Resolution of Disputes. In the event of a dispute between Executive and the Company that is not resolved after a good faith effort by the parties, such dispute will be submitted to arbitration. The arbitration will be conducted in accordance with the rules of the American Arbitration Association in effect at the time of the demand for arbitration and will be held in Washington, D.C. The arbitrator will be selected from an appropriate list of qualified arbitrators, permit reasonable discovery, and make written findings of fact and conclusions of law reflecting the appropriate substantive law. Either party must deliver a request for arbitration in writing to the other party within ninety
(90) days of the date the aggrieved party first has knowledge of the event giving rise to the claim or ninety (90) days following the 120-day period in the case of a "Material Change in Responsibility" as defined in Section 7, otherwise the claim will be considered void and waived. The decision of the arbitrator will be exclusive, final and binding on Executive and the Company, and Executive is hereby waiving any right he may have to have any dispute decided in court and by a jury. The losing party will bear the cost of the arbitrator.

      18. Applicable Law. This Agreement shall be governed and construed according to the laws of the Commonwealth of Virginia and, where appropriate, the United States of America. Executive expressly submits and consents in advance to the jurisdiction of the federal and state courts of the Commonwealth of Virginia for all purposes in connection with any action or proceeding arising out of or relating to this Agreement for all disputes not resolved pursuant to
Section 17.


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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.


                               /s/ Scott A. Mason
                              -------------------------------
                              Scott A. Mason




                              APACHE MEDICAL SYSTEMS, INC.

                              By:     /s/ Peter Gladkin
                                    ----------------------------
                                    Name: Peter Gladkin
                                    Title:  President & Chief Executive Officer






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

                                  ATTACHMENT 1

         The following is predicated upon your continued fulltime employment through the end of the initial employment term (Jan. 31, 2000).

         1) Cash Bonus

- During the 1st quarter of 1999 you have already received 60% of your 1998 referenced potential cash Bonus (this is the total earned "1998 bonus").

- During the 2nd quarter of 1999 you will receive consideration for a cash advance of up to 1/4 of the total 1999 projected cash bonus earned.

- During the 3rd quarter of 1999 you will receive a final payment of 40% of the 1998 cash bonus amount and accept same as full settlement of all prior bonus issues.

-     The 4th quarter bonus advance amount is zero.

         Any 1999 cash bonus earned will be calculated based on an equal weighting of NHA and APACHE Performance. The APACHE portion will be based on APACHE's meeting its 1999 revenue and operating profit targets as described in the "1999 employee bonus plan."

         The entire 1999 bonus will be calculated utilizing the following sliding scale.

                               BONUS SLIDING SCALE

COMBINED ACTUAL PERFORMANCE AS A % OF 1999              0-65%      >65%        >70%        >80%      >90%      >100%
TARGET.

% POTENTIAL BONUS EARNED                                 ZERO       25%         40%         70%       85%       100%


         The sliding scale will be interpolated at the discretion of the CEO.




     /s/ Peter Gladkin                           /s/ Scott Mason

---------------------------------             ----------------------------------
Peter Gladkin                                 Scott Mason
President & CEO
APACHE Medical Systems

                                  ATTACHMENT 2

                      PROPRIETARY INFORMATION, INVENTIONS,
                 NON-COMPETITION AND NON-SOLICITATION AGREEMENT

         This Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement (the "Agreement") is executed as of this 2nd day of June, 1997, by and between APACHE Medical Systems, Inc., a Delaware corporation ("APACHE"), and its subsidiaries and affiliates, including but, not limited to, the National Health Advisors Ltd., a Virginia corporation ("NHA") (individually and collectively, the "Company"), and Scott A. Mason (the "Executive").

         WHEREAS, Executive is a primary shareholder and is employed as President and Managing Partner of NHA; and

         WHEREAS, NHA is being merged into and with APACHE and will become a wholly-owned subsidiary of APACHE pursuant to an Agreement and Plan of Merger dated on a date even herewith (the "Merger Agreement"), pursuant to which Executive will realize a significant and substantial personal gain; and

         WHEREAS, NHA has been, is, and will be engaged in the highly competitive business of providing healthcare consulting services to hospitals and hospital systems in the area of strategic and operational consulting and other future business initiatives, on a national basis, APACHE has been, is, and will be engaged in the highly competitive business of developing, selling, licensing or otherwise merchandising computer programs, databases and related manuals, service and knowhow for the purpose(s) of: (i) managing the quality and utilization of patient care or related services using outcomes management applications; and (ii) assessing and/or predicting mortality and other treatment outcomes of hospital patients or outpatients; and (iii) recording patient health factors in connection with predicting their treatment, managing clinical productivity or containing costs through the use of outcomes management applications, and other future business initiatives, on a national basis (collectively the "Business"); and

         WHEREAS, the Company wishes to employ Executive pursuant to the terms and conditions of the Employment Agreement between Executive and APACHE dated on a date even herewith; and

         WHEREAS, a material inducement to APACHE to enter into the Merger Agreement and to employ Executive is the agreement of Executive to make certain commitments to engage in and refrain from certain activities as described in this Agreement, which commitment is necessary to ensure the protection of the Company's legitimate business interests in the Business, including, but not limited to, the protection of the goodwill, client and customer relationships and Confidential Information (as defined in Article 1 of this Agreement) of the Company.

         NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in the Merger Agreement, the Employment Agreement and hereinafter, the parties agree as follows:

                                   ARTICLE 1
                                CONFIDENTIALITY

         1.1 Definition. "Confidential Information" for purposes of this Agreement shall be defined as all information, knowledge or data relating to the Business, including, but not limited to, trade secrets; financial information; technological and engineering data; formulas; production plans and methods; business applications and techniques; research and development activities; preferences and identities of clients, customers, vendors, suppliers and prospective clients, customers, vendors and suppliers; current, prospective and ongoing business strategies, plans and techniques; computer and other programs, software, devices, methods, techniques, processes and inventions; compilations and other materials developed by or on behalf of the Business (whether in written, graphic, audiovisual, electronic or other media, including computer software), which has been or may be subject to reasonable efforts to maintain its confidentiality, is not generally known to the public or by competitors of the Company, and which derives its value from remaining undisclosed. Confidential Information also includes information in the above categories of any client, customer, supplier, vendor or other third party doing business with the Company, which has been or will be disclosed to the Company in the course of conduct of the Business. Confidential Information does not include any information that is in the public domain or otherwise is or becomes publicly available (other than as a result of a wrongful act of Executive or any owner, agent or employee of the Company).

         1.2 Acknowledgments. Executive acknowledges that by virtue of his past relationship with NHA and his integral participation in the conduct of NHA's business, he has been intimately involved with and privy to Confidential Information of NHA, which is a valuable asset of the Company, and which, if disclosed or used without authorization, could cause irreparable harm to the Company. Executive further acknowledges that by virtue of his future employment relationship with the Company and his integral participation in the conduct of the Business, he will be intimately involved with and privy to Confidential Information, which is a valuable asset of the Company and which, if disclosed or used without authorization, could cause irreparable harm to the Company.

         1.3 Agreement Not to Use or Divulge Confidential Information. Executive acknowledges that all Confidential Information is the exclusive property of the Company. Executive agrees to hold all Confidential Information in trust for the benefit of the Company or any third party as described in
Section 1.1 above. Executive further agrees not to use in any manner, during his employment and at all times thereafter so long as it remains confidential, for his benefit or for the benefit of any other individual or entity, or divulge or convey to any other individual or entity, any Confidential Information without the prior written permission of the Chief Executive Officer of APACHE or his/her designee (the "CEO"), unless required to do so by legal process; provided that, before making such disclosure, Executive shall advise the CEO and will cooperate fully in any legal action the Company may elect to take in order to attempt to prevent such disclosure.

         1.4 Return of Materials. Executive acknowledges that he does not have and will not acquire any right, title or interest in or to any Confidential Information or any part thereof as a result of Executive's prior relationship with NHA, future employment by the Company or otherwise. Executive agrees to deliver promptly to the Company, upon termination of his employment


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

for any reason, all letters, lists, notes, reports, memoranda, documents, data, computer programs and all other property and materials, and copies thereof, which were obtained or made by Executive during his employment by the Company or prior relationship with NHA, which contain or relate in any way to Confidential Information, and to destroy any electronically stored versions of the foregoing in Executive's possession or control which are not otherwise in the possession or control of the Company.

         1.5 Disclosure and Assignment of Inventions and Creative Works. Executive agrees to promptly disclose in writing to the Company all inventions, ideas, discoveries, formulas, developments, improvements and innovations, regardless of whether they are patentable (collectively "Inventions"), and all copyrightable works, including without limitation computer software designs and programs ("Creative Works"), conceived, made or developed by Executive, whether solely or together with others, during the period he is employed by the Company and during the six-month period following the termination of Executive's employment for any reason. Executive agrees that all Inventions and Creative Works conceived, made or developed by him, whether during working hours or otherwise, that: (a) relate directly to the Business of the Company or to its actual or demonstrably anticipated research or development, or (b) result from Executive's work for the Company, or (c) involve the use of any equipment, supplies, facilities, Confidential Information or time of the Company, are the exclusive property of the Company. Executive hereby assigns and agrees to assign, all right, title and interest in and to all such Inventions and Creative Works to the Company. Executive further agrees to perform all reasonable actions necessary to assist the Company in establishing, confirming and defending its rights with respect to such Inventions and/or Creative Works. Executive understands that his obligations under this Agreement do not require him to assign rights to Inventions or Creative Works which he develops on his own time without using the Company's equipment, supplies, facilities or Confidential Information, unless they relate directly to the Business or the Company's actual or demonstrably anticipated research or development at the time of conception, or result from any work performed for the Company by Executive.

                                   ARTICLE 2
                                NON-COMPETITION

         2.1 Acknowledgments. Executive acknowledges that the Company's products and services are highly specialized, that the identity and particular needs of individual clients, customers, vendors and suppliers are not generally known to the public or by individuals or entities engaged in the Business, and the Company has a proprietary and valuable interest in the Confidential Information. Furthermore, in connection with the limited protection provided by the covenants contained in this Article 2, Executive acknowledges that his ability to compete directly or indirectly has been limited only to the extent necessary to protect the Company's legitimate business interest, and that he is not thereby precluded from earning a living.

         2.2 Non-Competition. As a material inducement to APACHE to enter into the Merger Agreement, in consideration of the fact that Executive is a principal owner of the assets and property of NHA and will receive a direct and substantial benefit as of the closing date of the merger, and in recognition of Confidential Information to which Executive has been and will be privy by virtue of his past and future relationship with NHA and the Company, Executive agrees that, during his employment by the Company and for a period of two (2) years following the termination of his employment for any reason, he will not, directly or indirectly, by any means or device whatsoever, for himself, or on behalf of or in conjunction with any person, partnership, corporation, limited liability company or other entity whatsoever, do any one or more of the following:

               2.2.1 solicit, induce, entice, hire or employ, or attempt to solicit, induce, entice, hire or employ any employee of the Company, so as to cause or attempt to cause such employee to leave the employ of the Company and/or to accept employment elsewhere, regardless of whether such other employment would be competitive with the Business;

               2.2.2 own, operate, manage, consult for, be affiliated with, be employed by, or render services to, any person, partnership, corporation or other entity whatsoever, which is competitive with the Business, or otherwise compete with the Business, in a capacity which is the same as or substantially similar to the capacity in which he serves the Company, in any geographic areas in the United States where the Company engages in the Business as of the date of Executive's termination; or

               2.2.3 call on, contact, solicit or otherwise seek to deal or deal with any actual or known potential client, customer, vendor or supplier of the Company which was an actual or known potential client, customer, vendor or supplier of the Company during Executive's employment or as of the date of Executive's termination, whichever may be applicable, for the purpose of interfering with, disrupting or competing with the Company in the Business.

                                   ARTICLE 3
                                 INSIDER TRADING

         3.1 Nondisclosure of Material Information. If, during the term of Executive's employment, he becomes aware of any material information regarding a third party by whom the Company is or has been engaged, which has not been made available to the public for at least one full business day, Executive agrees that he will not trade, directly or indirectly, in the securities of such third party, nor directly or indirectly disclose any material information to any other person or entity who is likely to trade in such third party's securities.

         3.2 Material Information. For purposes of this Article 3, information is considered material if there is a substantial likelihood that an investor would consider the information to be important in deciding whether to buy, sell or hold securities of a third party. Accordingly, information will be considered material regardless of whether it:

               3.2.1   is positive or negative;

               3.2.2 was received from a source inside the third party or from a source which is not connected with the third party;

               3.2.3 affects the third party, or its business conditions (financial or otherwise), operations, assets, net worth or prospects (so-called "inside information") or market price of its securities (so called "market information"); or

               3.2.4 would, in and of itself, determine an investor's decision.

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

         3.3 Made Available to the Public. Information will be considered made available to the public only if it has been:

               3.3.1 disclosed in an annual report or quarterly report distributed or made available by the third party to its security holders;

               3.3.2 included in a widely disseminated press release intended for and made available to the general public; or

               3.3.3   widely reported in the media.

                                   ARTICLE 4
                                 MISCELLANEOUS

         4.1 Governing Law. Notwithstanding the principles of conflicts of law of any jurisdiction to the contrary, all terms and provisions of this Agreement are to be construed and governed by the laws of the State of Virginia, without regard to the laws of any other jurisdiction, wherein Executive may reside, where the Company is located or the Business is conducted, or where any violation of this Agreement occurs. Any suit, action or other legal proceeding arising out of or relating to this Agreement shall be brought exclusively in the federal or state courts serving Fairfax County, Virginia, and Executive and the Company hereby irrevocably consent to personal jurisdiction in the State of Virginia and to venue in such courts and waive any and all objections to such jurisdiction and venue.

         4.2 Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by the Company and, its successors and assigns.

         4.3 Waivers. The waiver by the Company of a breach by Executive of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by Executive.

         4.4 Complete Agreement. This Agreement, the Employment Agreement and the Merger Agreement contain the complete agreement and understanding between the Company and Executive with respect to the subject matter thereof and hereof, and supersede and preempt any prior understandings, agreements and representations between the parties, written or oral, relating to such subject matter.

         4.5 Additional Rights and Causes of Action. This Agreement is in addition to and does not in any way waive or detract from the rights or causes of action available to the Company under any statutory or common law.

         4.6 Revision. If, at the time of enforcement of this Agreement, a court holds that the restrictions stated herein are unreasonable because they are overly broad as to time, geographic area and/or scope of conduct limited under circumstances then existing, and therefore are unenforceable, the parties agree that such court shall revise this Agreement by substituting the maximum time period, geographic area and/or scope deemed reasonable and enforceable under such circumstances.

         4.7 Enforcement. Executive acknowledges that his breach of any provision of this Agreement would cause irreparable harm to the Company, and that money damages would be an inadequate remedy for any such breach. Therefore, in the event Executive breaches or threatens to breach any provision of this Agreement, the Company or its successors or assigns, in addition to other rights and remedies existing in its or their favor, may apply to any court of competent jurisdiction for specific performance, injunctive and/or other equitable relief in order to enforce or prevent any violation of this Agreement.

         4.8 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, and such invalidity, illegality or unenforceability is not subject to revision pursuant to Section 4.6 hereof, such invalidity, illegality or unenforceability will not affect any other provision, but this Agreement will be reformed, construed and/or enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

         4.9 Survival. This Agreement shall survive the termination of Executive's employment for any reason.

         IN WITNESS, WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                 APACHE Medical Systems, Inc.

   /s/ Scott A. Mason                     /s/ Peter Gladkin
                                 By:
-----------------------               -----------------------------
Scott A. Mason                        Peter Gladkin
                                      Its:  Chairman and Chief Executive Officer



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